Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement Nos. 333-50261 and 333-84806 of McKesson Corporation on Form S-8 of our report dated September 23, 2005, appearing in this Annual Report on Form 11-K of the McKesson Corporation Profit-Sharing Investment Plan for the fiscal year ended March 31, 2005.

/s/ Deloitte & Touche LLP
San Francisco, California
September 23, 2005